STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of January 29, 1999, by and among COMPUTER TASK GROUP, INCORPORATED, a New York corporation ("Buyer"), ELUMEN SOLUTIONS, INC., a Delaware corporation (the "Company"), and each of the individuals and the entities whose name appears on the signature pages of this Agreement (each a "Seller" and collectively the "Sellers").

                                    RECITALS

                  Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Company, for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

                  The Buyer, the Company and Sellers, intending to be legally bound, agree as follows:

1.       DEFINITIONS

                  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

                  "Acceptable Insurance" -- an errors and omissions insurance policy or policies that are obtained by the Acquired Companies prior to the Closing Date that meets all of the following requirements: (a) the policy or policies shall provide coverage with respect to claims made on or before August 1, 2000 arising out of any occurrence (as defined in such policy or policies) prior to August 1, 2000 with respect to services or work product of the Acquired Companies performed prior to the Closing Date, and shall be in an amount of at least $5 million; (b) the policy or policies shall not contain any exception from coverage for any claims that any services or work product is not Year 2000 Compliant (as such term is defined in Section 3.27 of this Agreement); (c) without the prior written consent of Buyer, the cost to the Acquired Companies of obtaining the policy or policies shall be no more than 15% higher than the cost to the Acquired Companies of their current policy or policies; (d) the policy or policies shall be from an insurance carrier or carriers with a rating that is not materially lower than the rating for the Acquired Companies' current carrier or carriers; (e) the inception and retroactive coverage date for such policy or policies shall be no later than December 31, 1993; (f) without the prior written consent of Buyer, the aggregate deductible under such policy or policies shall not exceed the aggregate deductible under the Acquired Companies' current policy or policies; and (g) unless consented to in writing by Buyer, which consent shall not be unreasonably withheld, the form of insurance contract for such policy or policies shall be equivalent in all material respects to the form of insurance contract for the Acquired Companies' current errors and omissions policy or policies which extend through August 1, 1999.

                  "Acquired   Companies"   --  the Company and its Subsidiaries,
collectively.

                  "Applicable Contract" -- any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

                  "Balance Sheet" -- as defined in Section 3.4.

                  "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation (a) to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or (b) with respect to the Sellers, to incur any contingent liability or expense (other than Transaction Expenses).

                  "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

                  "Buyer" --as defined in the first paragraph of this Agreement.

                  "Buyer's Closing Documents" -- each of the agreements and instruments to be delivered by Buyer pursuant to Sections 2.4 and 2.5 or any other provision of this Agreement.

                  "Closing" -- as defined in Section 2.3.

                  "Closing Date" -- the date and time as of which the Closing actually takes place.

                  "Company" -- as defined in the Recitals of this Agreement.

                  "Company's Accountants" -- means PricewaterhouseCoopers, LLP.

                  "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

                  "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including:

                  (a)      the sale of the Shares by Sellers to Buyer;

                  (b) the execution, delivery, and performance of the agreements and other instruments to be delivered pursuant to Sections 2.4 and 2.5;

                  (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

                  (d)  Buyer's   acquisition   and   ownership  of  all  of  the
authorized, issued and outstanding Shares of the Acquired Companies.

                  "Contract" -- any agreement, contract, obligation, promise, or undertaking that is legally binding.

                  "CTG Common Stock" -- shall mean common shares, $.01 par value per share, of Computer Task Group, Incorporated.

                  "CTG Shares" -- shall mean 128,385 shares of CTG Common Stock (being the number of shares of CTG Common Stock determined by divided (a) $3,200,000 by (b) the average closing price for CTG Common Stock for the five trading days immediately prior to, but not including the date of, the signing of this Agreement, rounded to the nearest whole share).

                  "Damages" -- as defined in Section 10.2.

                  "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

                  "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                  "Environmental, Health, and Safety Liabilities" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (c)  financial   responsibility  under  Environmental  Law  or
Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                  (d)  any  other  compliance,  corrective,   investigative,  or
remedial measures required under Environmental Law or Occupational Safety and Health Law.

                  The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

                  "Environmental Law" -- any Legal Requirement that requires or relates to:

                  (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to the Environment when used or disposed of;

                  (e) protecting resources, species, or ecological amenities;

                  (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

                  (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                  "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "Escrow Amount" -- as defined in Section 2.4(c) and "Escrow Fund" as defined in the Escrow Agreement.

                  "Escrow Agent" -- as defined in Section 2.4(d).

                  "Escrow Agreement" -- as defined in Section 2.4(d).

                  "Escrow Distribution" -- as defined in Section 10.4.1.

                  "Facilities" -- any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, structures, or equipment (including motor vehicles) currently or formerly owned or operated by any Acquired Company.

                  "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

                  "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  "Governmental Body" -- any:

                  (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                  (b) federal, state, local, municipal, foreign, or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                  (d) multi-national organization or body; or

                  (e)  body   exercising,   or   entitled   to   exercise,   any
administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

                  "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

                  "Hazardous Materials" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

                  "HSR Act" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "Indebtedness"  shall mean,  without  duplication  with
respect to any Person, (a) all indebtedness of such Person for borrowed money (including all accrued interest and accumulated amortization), (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables created in the ordinary course of business),
(c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (other than that certain letter of credit issued by KeyBank N.A.), (f) Indebtedness of others referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, or
(iv) otherwise to assure a creditor against loss in respect of such Indebtedness, and (g) all Indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such person has not assumed or become liable for the payment of such Indebtedness.

                  "Intellectual Property Assets"  -- as defined in Section 3.22.

                  "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

                  "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

                  "Knowledge"   --  an   individual   will  be  deemed  to  have
"Knowledge" of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) an individual could be expected to discover (i) in the course of a reasonably thorough review of the following records of the Acquired
Companies: the financial statements, accounting books and accounting records, minutes of meetings of the board of directors and shareholders of the Acquired Companies and consents in lieu thereof, including all reports presented to the Board of Directors, and records relating to Proceedings, claims and Threatened claims, and (ii) in discussions regarding the representations and warranties contained in Section 3 hereof with the Company's Accountants, the attorneys who regularly represent the Acquired Companies and the Persons who are actuaries, administrators or fiduciaries of the Company Plans.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such Person has, or at any time had, Knowledge of such fact or other matter provided that the "Knowledge of the Acquired Companies," shall mean only the Knowledge of one or more of Christopher Bergmann, Mary Pat Fralick, Juan Fraiz, John Nichols, Thomas Niehaus, Scott Collins, Thomas Roberts, John Derosier, and/or Mark Fischer.

                  "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

                  "Management Stockholders" -- means Christopher Bergmann, Mary Pat Fralick, John Nichols and Thomas Niehaus.

                  "Material  Adverse  Effect"  --  means,  with  respect  to any
Person, any effect, event, circumstance, or condition which, when considered with all other effects, events, circumstances, or conditions, would be reasonably likely to result in "Damages" having the effect of materially and adversely affecting the business, assets, properties, results of operations or financial condition of such Person and its Subsidiaries taken as a whole. In no event shall any of the following constitute a Material Adverse Effect: (i) effects, events, circumstances or conditions generally affecting the industry in which the Acquired Companies operate or arising from changes in general business or economic conditions; (ii) changes in the prospects of the Acquired Companies;
(iii) effects, events, circumstances or conditions directly attributable to (a) out-of-pocket expenses (including without limitation legal, accounting, investigatory, investment banking, and other fees,and expenses) incurred in connection with the Contemplated Transactions, or (b) the payment by the Company or any Subsidiary thereof of severance or bonus amounts to the officers or employees of the Acquired Companies as set forth on Schedule 6.4; (iv) any effects, events circumstances or conditions arising after the date hereof resulting from any change in any Legal Requirement or GAAP, which affect generally entities such as the Company or any Subsidiary thereof; and (v) any effect resulting from compliance by the Acquired Companies with the terms of this Agreement or the Contemplated Transactions or the announcement thereof.

                  "Noncompetition Agreements" -- as defined in Section 2.5(a).

                  "Occupational Safety and Health Law" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  "Options" -- means the options to purchase Common Stock of the Company as listed on Schedule 3.3; and "Optionees" means the Persons owning Options as listed on Schedule 3.3.

                  "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

                  "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

                  (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

                  "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

                  "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  "Plan" -- as defined in Section 3.13.

                  "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                  "Related Person" -- with respect to a particular individual:

                  (a)      each other member of such individual's Family; and

                  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family.

With respect to a specified Person other than an individual, any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person.

For purposes of this definition, the "Family" of an individual includes (A) the individual, (B) the individual's spouse, and (C) the lineal descendants of such individual.

                  "Release" -- any  spilling,  leaking,  emitting,  discharging,
depositing,   escaping,   leaching,   dumping,   or  other  releasing  into  the
Environment, whether intentional or unintentional.

                  "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

                  "Restricted Stock Agreements" -- as defined in Section 2.5(b).

                  "Securities Act" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "Sellers" -- as defined in the first paragraph of this Agreement.

                  "Sellers' Closing Documents" -- each of the agreements or instruments to be delivered by a Seller pursuant to Sections 2.4 and 2.5 or any other provision of this Agreement.

                  "Sellers' Releases" -- as defined in Section 2.4

                  "Shares" -- all of the authorized, issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock") and Series A Redeemable Preferred Stock, par value $10.00 per share of the Company (the "Preferred Stock").

                  "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

                  "Tax" -- means any federal,  state,  local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

                  "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

                  "Threat of Release" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

                  "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

                  "Transaction Expenses" -- shall mean all fees, costs, expenses and disbursements, incurred by the Sellers and Acquired Companies, in connection with the Contemplated Transactions, including, without limitation, (a) the fees and expenses of Hutchins, Wheeler & Dittmar and any other counsel retained by any of the Sellers, (b) the fees and expenses of, and any other amount payable to, The Beacon Group Capital Services, LLC ("Beacon") and any other investment or financial advisors retained by Sellers or any Acquired Company, (c) the fees and expenses of the Company's Accountants in excess of $25,000, (d) any fees and expenses incurred by the Sellers' Representative, (e) any incentive bonuses payable to the management of any of the Acquired Companies in connection with the transactions contemplated hereby other than an incentive payment to Christopher J. Bergmann not to exceed $200,000, (f) the Sellers' Representative's share of any expenses of the Escrow Agent, but not the annual fees of the Escrow Agent, and (g) any fees and expenses of any other counsel, accountants or other similar professionals with respect to services rendered to any of the Sellers, or the Acquired Companies in connection with the transactions contemplated by this Agreement and the Escrow Agreement.

                  "Year 2000 Claim" -- any claim, cause of action, suit or proceeding of any kind by any Person against any of the Acquired Companies arising out of or related to services or work product provided to that Person by any of the Acquired Companies prior to the Closing Date, that alleges that such services or work product were not Year 2000 Compliant (as such term is defined in Section 3.27 of this Agreement).

2.       SALE AND TRANSFER OF SHARES; CLOSING

         2.1. SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

         2.2. CONSIDERATION. The total consideration payable by Buyer for the purchase of the Shares and for the cancellation of all Options shall be $80,780,409 (the "Aggregate Payment Amount"). The Aggregate Payment Amount is the remainder of (a) $89 million, minus (b) all Indebtedness of the Acquired Companies outstanding as of November 30, 1998 (including the unpaid principal, accrued interest, any premium reduced by any unamortized discount -- including any prepayment penalties or other charges payable by reason of the prepayment of such Indebtedness on the Closing Date -- and other charges payable in connection therewith) as set forth in Schedule 2.2.

                  2.2.1 Preferred Stock. Buyer shall purchase all shares of Preferred Stock owned by the Sellers as of the Closing Date for an amount per share equal to the sum of (i) $100 plus (ii) all accrued but unpaid dividends through the Closing Date (the aggregate purchase price for the Preferred Stock being the "Aggregate Preferred Stock Amount").

                  2.2.2 Common Stock and Options. Subject to Section 2.2.3, Buyer shall pay to the Sellers and Optionees, or provide funds for the payment of, the following consideration in respect of their Common Stock and Options in the manner provided for in this Agreement:

                           (a) Per Share Amount.  The term "Per Share Amount"
means for each share of Converted Stock represented by Company Stock or Options a cash amount equal to (a) the sum of (x) the Aggregate Converted Stock Payment Amount, plus (y) the Aggregate Exercise Price multiplied by (b) a fraction, the numerator of which is one and the denominator of which is the total Converted Stock Amount.

                           (b)  Option Value.  The term "Option Value" means,
with respect to each Option, an amount equal to the product of (a)(x) the Per Share Amount, minus (y) the per share Exercise Price of such Option, multiplied by (b) the number of shares (or fractions thereof) of Converted Stock represented by such Option; provided, however, that the payment with respect to each Option shall be reduced by the amount of Option Withholding attributable to each such Option.

The Aggregate Common Stock Payment Amount shall be comprised of (a) the CTG Shares having an agreed upon value of $3,200,000 and (b) the balance in cash.

                  2.2.3 Closing; Adjustment For Escrow. At least three business days prior to the Closing Date, the chief financial officer of the Company shall certify in writing to Buyer the amount of the Aggregate Preferred Stock Amount provided for in Section 2.2.1 as of the Closing Date. In addition, the amounts payable to the Sellers as contemplated by Section 2.2.2 shall be adjusted downwards to account for the Escrow Amount. Accordingly, as soon as practicable prior to the Closing Date and based on the certification referred to above, Buyer and Sellers' Representative shall jointly calculate (a) the Initial Per Share Amount, (b) the Option Payment Amount and the Aggregate Option Payment Amount, and (c) the Initial Aggregate Common Stock Payment Amount. The Closing shall occur and the payments to be made at Closing as provided for in Section
2.4 shall be based upon the notice provided for herein, and upon such joint calculations.

                  2.2.4 Definitions. As used in this Section 2, the following terms have the meanings set forth below:

                  "Aggregate Converted Stock Payment Amount" shall mean the Aggregate Payment Amount minus the Aggregate Preferred Stock Amount.

                  "Aggregate Exercise Price" shall mean the sum of all the Exercise Prices of all the Options (not including Options having a per-share exercise price equal to or greater than the Initial Per Share Amount) outstanding immediately prior to the Closing Date. "Exercise Price" shall mean an amount equal to the product of (i) the per share exercise price of each Option, multiplied by (ii) the number of shares of Converted Stock represented by such Option.

                  "Aggregate Option Payment Amount" shall mean the Option Value multiplied by the number of shares of Common Stock issuable upon exercise of the Options outstanding immediately prior to the Closing Date.

                  "Common Stock Payment Amount" shall mean the Per Share Amount multiplied by the number of shares of Common Stock outstanding immediately prior to the Closing Date.

                  "Converted Stock" shall mean (i) with respect to each Option outstanding immediately prior to the Closing Date, such number of shares of Common Stock that would be issuable upon exercise if such Option were exercised in full immediately prior to the Closing Date, and (ii) with respect to each share of Common Stock outstanding immediately prior to the Closing Date, one share of Common Stock.

                  "Converted Stock Amount" shall mean the total number of shares of Converted Stock outstanding immediately prior to the Closing Date.

                  "Initial Aggregate Common Stock Payment Amount" shall mean the Initial Per Share Amount multiplied by the number of shares of Common Stock outstanding immediately prior to the Closing.

                  "Initial Aggregate Converted Stock Payment Amount" shall mean (a) the Aggregate Converted Stock Payment Amount minus (b) the Escrow Amount.

                  "Initial  Per  Share   Amount"  shall  mean  (a)  the  Initial
Aggregate Converted Stock Payment Amount plus (b) the Aggregate Exercise Price divided by the Converted Stock Amount.

                  "Option Withholding" shall mean the total amount of income tax withholding required with respect to Options.

                  2.2.5 Further Adjustments. When and to the extent the Escrow Agent is to release all or part of the Escrow Fund to the Sellers after the Closing (a "Released Payment"), Buyer shall (a) calculate an adjusted Per Share Amount taking into account the amount of the Escrow Fund so released, in a manner consistent with the provisions of this Section 2.2 and Schedule A to the Escrow Agreement, and (b) deliver a notice to the Sellers' Representative and Escrow Agent which (i) sets forth the adjusted Per Share Amount and (ii) indicates the amount payable to each Seller. Unless the Sellers' Representative objects to such notice within 30 days, the Escrow Agent shall allocate and make the Released Payment as set forth in such notice.

         2.3. CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel Hodgson Russ Andrews Woods & Goodyear, LLP, 1800 One M&T Plaza, Buffalo, New York 14203-2391, at 10:00 a.m. (local time) on the date that is four business days following the termination of the applicable waiting period under the HSR Act, or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.4.     CLOSING OBLIGATIONS.  At or prior to the Closing:

               (a)      Sellers will deliver to Buyer:

                    (i) Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer;

                    (ii) A certificate executed by Sellers certifying that the requirements of Sections 7.1(c) and 7.2(b) have been met or satisfied;

                    (iii) Releases in the form of Exhibit 2.4(a) (collectively, the "Sellers' Releases"); and

                    (iv) In the case of any Seller other than a Management Stockholder, a certificate of an officer (or person holding a similar function) of each such Seller certifying that all action under its Organizational Documents required to authorize the sale of its Shares to the Buyer has been taken.

              (b) The Company will deliver to the Buyer:

                    (i) Certificates of the Secretary of each of the Acquired Companies certifying the incumbency of officers and genuineness of all officers executing this Agreement or any document or certificate delivered in connection therewith for them, copies of their Bylaws, and copies of their director resolutions or consents authorizing the Contemplated Transactions; and

                    (ii) Certificates of the Chief Executive Officer and Chief Financial Officer of each of the Acquired Companies certifying that the requirements of Sections 7.1(a), 7.1(b) and 7.2(a) have been met and satisfied; and

                    (iii) Certificates of Incorporation, as amended, of each of the Acquired Companies certified as of a recent date by the Secretary of State of its state of incorporation;

                    (iv) Certificates of corporate good standing and legal existence of each of the Acquired Companies as of a recent date from the Secretary of State of each state in which it is qualified to do business; and

                    (v) Resignations, effective as of the Closing, of each director and officer of the Acquired Companies.

             (c) Buyer will deliver to the Company and Sellers:

                    (i) the following amounts by wire transfer, to accounts to be specified by the Sellers.

                         (A) the cash portion of the Initial  Aggregate  Common
Stock Payment Amount to the Sellers holding Common Stock as of the Closing Date in the percentages set forth on Schedule 2.4;

                         (B) the Aggregate Preferred Stock Amount to the Sellers
holding Preferred Stock as of the Closing Date as set forth on Schedule 2.4;

                    (ii) The Buyer shall pay, or make available for payment by the Company to, the Optionees the Aggregate Option Payment Amount (less any required Option Withholding), and the Optionees, subject to Section 5.9, shall be paid the Option Value at Closing.

                    (iii) the sum of $4,000,000.00 (the "Escrow Amount") to the escrow agent referred to in Section 2.4(d) by wire transfer or bank cashier's or certified check;

                    (iv)     the following certificates:

                         (A) A Certificate of the Secretary of the Buyer
certifying the incumbency of officers and genuineness of signatures of all officers executing this Agreement or any document or certificate delivered in connection herewith for it, and a copy of its director resolutions authorizing the Contemplated Transactions; and

                         (B) A Certificate of the Chief Executive Officer of the
Buyer certifying that the requirements of Sections 8.1 and 8.2(b) have been met or satisfied; and

                         (C) Certificate of Incorporation, as amended, of the
Buyer and the certified as of a recent date by the Secretary of State of its state of incorporation; and

                         (D) Certificate of New York Secretary of State that
Buyer is a subsisting corporation as of a recent date.

                    (v) Buyer shall issue the CTG Shares on the Closing Date in the names of the Management Stockholders as set forth on Schedule 2.4. The certificates representing the CTG Shares shall be subject to, and held as provided for in, the Restricted Stock Agreements.

             (d) Buyer and Sellers will enter into an escrow agreement in the form of Exhibit 2.4(d) (the "Escrow Agreement") with Manufacturers and Traders Trust Company, Buffalo, New York or such other financial institution as may be mutually agreed upon by Buyer and Sellers' Representative ("Escrow Agent").

         2.5. MANAGEMENT STOCKHOLDER AGREEMENTS. Simultaneously with the execution and delivery of this Agreement, the Management Stockholders are delivering to Buyer:

                    (a) Noncompetition and Nondisclosure Agreements in the form of Exhibit 2.5(a), executed by the Management Stockholders (collectively, "Noncompetition Agreements");

                    (b) restricted stock agreements in the form of Exhibit 2.5(b), executed by each of the Management Stockholders (collectively, the "Restricted Stock Agreements"); and

                    (c) employment letters executed by Buyer and the Management Stockholders.

Such agreements will become effective on the Closing Date and only if the Closing occurs.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Buyer as follows:

         3.1.     ORGANIZATION AND GOOD STANDING.

                  (a) Schedule 3.1(a) contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except for those states in which the failure to be so qualified would not have a Material Adverse Effect on the Company.


                  (b)  The  Company  has   delivered  to  Buyer  copies  of  the
Organizational Documents of each Acquired Company, as currently in effect.

         3.2.     AUTHORITY; NO CONFLICT

                  (a) The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, have been duly and validly authorized by the Board of Directors of the Company, no other corporate action on the part of the Company or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting creditors' rights generally and except as enforcement thereof is subject to general principles of equity.

                  (b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                       (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

                       (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or either Seller, may be subject;

                       (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company; or

                       (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract.

Except as set forth in Schedule 3.2(b), no Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3. CAPITALIZATION. The authorized equity securities of the Company consist of 2,500,000 shares of common stock, par value $.01 per share, of which 1,865,947 shares are issued and outstanding and 89,630 shares of preferred stock, par value $10.00 per share, of which 89,525.41 shares are issued and outstanding. Except as set forth on Schedule 3.3., no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. Schedule 3.3 lists the Options and any warrants and other rights to purchase capital stock of the Company. Except as set forth on
Schedule 3.3, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

         3.4. FINANCIAL STATEMENTS. The Company has delivered to Buyer: (a) audited consolidated balance sheets of the Acquired Companies as at December 31 in each of the years 1996 and 1997, and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of the Company's Accountants (or a predecessor thereto), independent certified public accountants, and (b) an audited consolidated balance sheet of the Acquired
Companies as at November 30, 1998 (including the notes thereto, the "Balance Sheet"), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the 11 month period then ended, together with the report thereon of the Company's Accountants, independent certified public accountants. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

         3.5. BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

         3.6. TITLE TO PROPERTIES; ENCUMBRANCES. None of the Acquired Companies owns any real property. Schedule 3.6 contains a complete and accurate list of all real property leased by any Acquired Company or with respect to which any Acquired Company has any ownership interest or right except for property leases in the Ordinary Course of Business for temporary housing of employees in connection with work engagements ("Temporary Leaseholds"). Subject only to the matters permitted by the following sentence, the Acquired Companies own all the assets (whether tangible or intangible) that they purport to own located in the Facilities occupied by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Schedule 3.6 and personal property sold since the date of the Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Schedule 3.6. Except as set forth in
Schedule 3.6, all material assets reflected in the Balance Sheet are free and clear of all Encumbrances.

         3.7. CONDITION AND SUFFICIENCY OF ASSETS. The equipment of the Acquired Companies are in good operating condition and repair, subject to normal wear and tear and obsolescence, and are adequate for the uses to which they are being put and none of the buildings leased by any Acquired Company (excluding Temporary Leaseholds) and none of their equipment is in need of maintenance or repairs for which any Acquired Company is financially responsible except for ordinary, routine maintenance and repairs that are not material in nature or cost.

         3.8. ACCOUNTS RECEIVABLE. All accounts receivable of the Acquired Companies that are reflected on the Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business, and the respective reserves shown on the Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date are calculated consistent with GAAP and with past practice and, in the case of the reserve as of the Closing Date, will be so calculated. There is no contest, claim, or right of set-off which has been asserted by any account debtor, other than warranty obligations incurred in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

         3.9.     [INTENTIONALLY OMITTED]

         3.10. NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 3.10, the Acquired Companies have no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) required to be disclosed in accordance with GAAP except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

         3.11.    TAXES.

                  (a) Each of The Acquired Companies has filed all Tax Returns that it is or was required to file either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Company has delivered to Buyer copies of, and Schedule 3.11 contains a complete and accurate list of, all income Tax Returns for the tax periods ended on or after December 31, 1994. Except as may otherwise have been communicated to the Buyer in a writing referring to this Section, the Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, and has made adequate provision for payment of all accrued but unpaid Taxes anticipated in respect of periods since the periods covered by such Tax Returns.

                  (b) Schedule 3.11 contains a complete and accurate list of all audits of all Tax Returns of the Acquired Companies relating to tax periods ended on or after December 31, 1994, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in
Schedule  3.11, are being  contested in good faith by  appropriate  proceedings.
Schedule 3.11 describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years ended on or after December 31, 1994, and the resulting deficiencies proposed by the IRS. No Acquired Company has given any waiver or extensions of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.

                  (c) There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Schedule 3.11. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                  (d) All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement.

         3.12. NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been any change with respect to the Acquired Companies which could reasonably be expected to have a Material Adverse Effect.


         3.13.    EMPLOYEE BENEFITS.

                  (a) As used in this Section 3.13, the following terms have the meanings set forth below.

                  "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by an Acquired Company or an ERISA Affiliate of an Acquired Company.

                  "Company Plan" means all Plans of which an Acquired Company or an ERISA Affiliate of an Acquired Company is a Plan Sponsor, or to which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise contributes, or in which an Acquired Company or an ERISA Affiliate of an Acquired Company otherwise participates or for which an Acquired Company or ERISA Affiliate has any liability or contingent liability. All references to Plans are to Company Plans unless the context requires otherwise.

                  "Company VEBA" means a VEBA whose members include employees of any Acquired Company or any ERISA Affiliate of an Acquired Company.

                  "ERISA Affiliate" means, with respect to an Acquired Company, any other person that, together with the Company, would be treated as a single employer under IRC ss. 414.

                  "Multi-Employer Plan" has the meaning given in ERISA
SS3(37)(A).

                  "Other Benefit Obligations" means all obligations, arrangements, or customary practices to provide benefits, other than cash compensation, as compensation for services rendered, to present or former directors or employees, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC ss. 132.

                  "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                  "Pension Plan" has the meaning given in ERISA ss. 3(2)(A).

                  "Plan" has the meaning given in ERISA ss. 3(3).

                  "Plan Sponsor" has the meaning given in ERISA ss. 3(16)(B).

                  "Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC SS. 401(a).

                  "Title IV Plans" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. ss. 1301 et seq., other than Multi-Employer Plans.

                  "VEBA" means a voluntary employees' beneficiary association under IRC ss. 501(c)(9).

                  "Welfare Plan" has the meaning given in ERISA ss. 3(1).

                  (b) Schedule 3.13(b) contains a complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs.

                  (c)      The Company has delivered to Buyer:

                           (i)      the documents that set forth the terms of
each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) current summary plan descriptions of Company Plans for which the Acquired Companies are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a summary plan description is not required;

                           (ii)    all personnel, payroll, and employment
manuals and policies;

                           (iii)   all collective bargaining agreements
pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Acquired Companies and the ERISA Affiliates of the Acquired Companies, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

                           (iv)    a written description of any Company Plan or
Company Other Benefit Obligation that is not otherwise in writing;

                           (v)     all insurance policies purchased by or to
provide benefits under any Company Plan;

                           (vi)    all contracts with third party
administrators,   actuaries,   investment  managers,   consultants,   and  other
independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

                           (vii) the Form 5500 filed in each of the most  recent
three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

                           (viii)   with respect to Qualified Plans and VEBAs,
the most recent determination letter for each Plan of the Acquired Companies that is a Qualified Plan and the most recent exemption letter for each Plan of the Acquired Companies that is a VEBA; and

                           (ix)     with respect to Title IV Plans, the Form
PBGC-1 filed for each of the three most recent plan years.

                  (d)      Except as set forth in Schedule 3.13(d):

                           (i)      The Acquired Companies have performed in all
material respects all of their respective obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs.

                           (ii)     To the Knowledge of the Acquired Companies,
no statement, either written or oral, has been made by any Acquired Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to any Acquired Company or to Buyer.

                           (iii)    The Acquired Companies, with respect to all
Company Plans, Company Other Benefits Obligations, and Company VEBAs, are, and each Company Plan, Company Other Benefit Obligation, and Company VEBA is, in material compliance with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement.

                                    (A)     No transaction prohibited by ERISA
SS. 406 and no "prohibited transaction" under IRC ss. 4975(c) have occurred with respect to any Company Plan.

                                    (B)     No Seller or Acquired Company has
any material liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

                                    (C)     All filings required by ERISA and
the IRC as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

                                    (D)     All contributions and payments made
or accrued with respect to all Company Plans, Company Other Benefit Obligations, and Company VEBAs are deductible under IRC ss. 162 or ss. 404. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.

                           (iv)     Since January 1, 1998, there has been no
establishment or amendment of any Company Plan, Company VEBA, or Company Other Benefit Obligation.

                           (v)      Other than claims for benefits submitted by
participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation, or Company VEBA is pending or, to the Knowledge of the Acquired Companies, is Threatened.

                           (vi)     Each Qualified Plan of each Acquired Company
has a determination letter from the IRS and nothing has occurred that is reasonably likely to result in its revocation; each trust for each such Plan is exempt from federal income tax under IRC ss. 501(a). Each Company VEBA is exempt from federal income tax.

                           (vii)    No Company Plan is or has been subject to
Title IV of ERISA or the IRC ss. 412.

                           (viii)   No Acquired Company or any ERISA Affiliate
of an Acquired Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

                           (ix)     Except to the extent required under ERISA
ss. 601 et seq. and IRC ss. 4980B or other applicable law, no Acquired Company provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

                           (x)      No payment that is owed or may become due to
any director, officer, employee, or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to tax under IRC ss. 280G or ss. 4999; nor will any Acquired Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

                           (xi)     The consummation of the Contemplated
Transactions will not result in the payment, vesting, or acceleration of any benefit.

         3.14.    COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
                  AUTHORIZATIONS

                  (a)      Except as set forth in Schedule 3.14:

                           (i)      each Acquired Company is, and at all times
since January 1, 1994 has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                           (ii)     no event has occurred or circumstance
exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply in any material respect with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                           (iii)    no Acquired Company has received at any
time since January 1, 1994, any written notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual or alleged obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) Schedule 3.14 contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Schedule 3.14 is valid and in full force and effect. Except as set forth in Schedule 3.14:

                           (i)      each Acquired Company is, and at all times
has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.14;

                           (ii)     no event has occurred or circumstance exists
that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply in any material respect with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.14, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.14;

                           (iii)    no Acquired Company has received, at any
time since January 1, 1994, any written notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                           (iv)     all applications required to have been filed
for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.14 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Schedule 3.14 collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses substantially in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets substantially in the manner in which they currently own and use such assets.

         3.15.    LEGAL PROCEEDINGS; ORDERS.

                  (a) Except as set forth in Schedule 3.15, there is no pending Proceeding:

                           (i)      that has been commenced by or against any
Acquired Company or, to the Knowledge of the Acquired Companies, that otherwise directly relates to any Acquired Company; or

                           (ii)     to the Knowledge of the Acquired Companies,
that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of the Acquired Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding that would have a Material Adverse Effect on the Acquired Companies. The Company has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.15.

                  (b)      Except as set forth in Schedule 3.15:

                           (i)      there is no Order to which any of the
Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject; and

                           (ii)     to the Knowledge of the Acquired Companies,
no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

                  (c)      Except as set forth in Schedule 3.15:

                            (i) each Acquired Company is, and at all times has
been, in material compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; and

                           (ii)     no Acquired Company has received any written
notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

         3.16.  ABSENCE OF CERTAIN  CHANGES AND  EVENTS.  Except as set forth in
Schedule 3.16, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

                  (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company except as set forth on Schedule 3.16; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (b) amendment to the Organizational Documents of any Acquired Company;

                  (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee other than in the Ordinary Course of Business except as set forth on Schedule 3.16;

                  (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

                  (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect on the Acquired Companies;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company in either such case of at least $100,000;

                  (g) sale, lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company except in the Ordinary Course of Business, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                  (h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $100,000 in the aggregate;

                  (i) material change in the accounting methods used by any Acquired Company; or

                  (j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

         3.17.    CONTRACTS; NO DEFAULTS

                  (a) Schedule 3.17(a) contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

                           (i)      each Applicable Contract that involves
performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $100,000 measured for the nine-month period ended September 30, 1998;

                           (ii)     each Applicable Contract that involves
performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $100,000 measured with for the nine-month period ended September 30, 1998;

                           (iii)    each Applicable Contract that was not
entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $100,000;

                           (iv)     each lease, rental or occupancy agreement,
license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except the Temporary Leaseholds and personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year);

                           (v)      each licensing agreement or other Applicable
Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                           (vi)     each collective bargaining agreement and
other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                           (vii)    each joint venture, partnership, and other
Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

                           (viii)   each Applicable Contract containing
covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

                           (ix)     each Applicable Contract providing for
commissions or similar payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods and other than commissions payable in the Ordinary Course of Business to sales personnel of the Acquired Companies;

                           (x)      each power of attorney that is currently
effective and outstanding;

                           (xi)     each Applicable Contract entered into other
than in the Ordinary Course of Business that contains or provides for an express
undertaking   by  any  Acquired   Company  to  be   responsible   for  indirect,
consequential or punitive damages;

                           (xii)    each Applicable Contract for capital
expenditures in excess of $100,000;

                           (xiii)   each written warranty, guaranty, and or
other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business and consistent with prior business practices; and

                           (xiv)    each amendment, supplement, and modification
(whether oral or written) in respect of any of the foregoing.

The Company has delivered to Buyer complete copies of each of the Contracts listed on Schedule 3.17(a).

                  (b) Except as set forth in Schedule 3.17(b), each Contract identified or required to be identified in Schedule 3.17(a) is in full force and effect and, to the Knowledge of the Acquired Companies, is valid and enforceable in accordance with its terms.

                  (c)      Except as set forth in Schedule 3.17(c):

                           (i)      each Acquired Company is, and at all times
has been, in material compliance with all applicable terms and requirements of each Contract (either currently in effect or the Breach of which would not be barred by a statute of limitations) under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

                           (ii)     to the Knowledge of the Acquired Companies,
each other Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is, and at all times has been, in material compliance with all applicable terms and requirements of such Contract;

                           (iii)    other than the Contemplated Transactions, no
event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                           (iv)     no Acquired Company has given to or received
from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

                  (d) There are no active renegotiations of, or active attempts to renegotiate, any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.


         3.18.    INSURANCE

                  (a) The Company has delivered to Buyer true and complete copies of (i) all current policies of insurance to which any Acquired Company is a party or under which any Acquired Company is covered and (ii) general liability policies to which any Acquired Company was a party in 1996, 1997 and 1998.

                  (b)      Schedule 3.18(b) describes:

                           (i)      any self-insurance arrangement by or
affecting any Acquired Company, including any reserves established thereunder;

                           (ii)     any contract or arrangement, other than a
policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and

                           (iii)    all obligations of the Acquired Companies to
third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                  (c) Schedule 3.18(c) sets forth loss runs requested by the Buyer.

                  (d)      Except as set forth on Schedule 3.18(d):

                           (i)      All policies to which any Acquired Company
is a party or that provide coverage to either Seller, any Acquired Company, or any director or officer of an Acquired Company:

                                    (A)     are sufficient for compliance with
all Legal Requirements and all Contracts listed on Schedule 3.17 to which any Acquired Company is a party or by which any of them is bound;

                                    (B)     will continue in full force and
effect following the consummation of the Contemplated Transactions; and

                                    (C)     do not provide for any retrospective
premium adjustment or other experienced-based liability on the part of any Acquired Company.

                           (ii)     No Seller or Acquired Company has received

                                    (A) any  refusal of  coverage  or any notice
that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                           (iii)    The Acquired Companies have paid all
premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

                           (iv)     The Acquired Companies have given notice to
the insurer of all claims that may be insured thereby.

Notwithstanding anything to the contrary in this Section 3.18, none of the representations and warranties in this Section 3.18 shall apply to any insurance policy or self-insured arrangement which provides benefits or coverage under any Company Plan as defined in Section 3.13.

         3.19.    ENVIRONMENTAL MATTERS.  Except as set forth in Schedule 3.19:

                  (a) Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company, or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (b) There are no pending or, to the Knowledge of the Acquired Companies, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

                  (c) No Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to any alleged or actual violation or failure to comply with any Environmental Law, or of any alleged, actual obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Company or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (d) No Acquired Company, or any other Person for whose conduct it is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                  (e) There are no Hazardous Materials present on or in the Environment at the currently owned or operated Facilities or, to the Knowledge of the Acquired Companies, at any formerly owned or operated Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or deposited or located in land, water, sumps, or any other part of the Facilities, or, to the Knowledge of the Acquired Companies, incorporated into any structure therein or thereon.

                  (f) There has been no Release or, to the Knowledge of the Acquired Companies, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest, whether by any Acquired Company, or any other Person.

                  (g) The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Acquired Company, or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

         3.20.    EMPLOYEES

                  (a) Schedule 3.20(a) contains a complete and accurate list of the following information for each employee or officer of the Acquired Companies with a base annualized salary in excess of $50,000 as of January 13, 1999, including each such employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 1, 1998; and vacation accrued as of December 22, 1998.

                 (b) To the Knowledge of the Acquired Companies, no employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Companies by any such employee or director. To the Company's Knowledge, none of the individuals on Schedule 3.20(b) intends to terminate his employment with such Acquired Company.

         3.21. LABOR RELATIONS; COMPLIANCE. No Acquired Company has been or is a party to any collective bargaining or other labor Contract. Except as set forth on Schedule 3.21, since January 1, 1994, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Except as set forth on Schedule 3.21, each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Except as set forth on
Schedule   3.21,  no  Acquired   Company  is  liable  for  the  payment  of  any
compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.22.    INTELLECTUAL PROPERTY

                 (a) Intellectual Property Assets--The term "Intellectual Property Assets" includes:

                           (i)      the name Elumen and DARCA, all fictional
business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks"); and

                           (ii)     all know-how, trade secrets, confidential
information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by any Acquired Company as licensee or licensor. The Company has (A) no patents, patent applications, or inventions and discoveries that may be patentable and (B) no material copyrights in published works or unpublished works.

                 (b) Agreements -- Schedule 3.22(b) contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $20,000 in the aggregate under which an Acquired Company is the licensee. There are no outstanding and, to Company's Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                  (c)      Know-How Necessary for the Business

                           (i)      The Intellectual Property Assets are all
those necessary for the operation of the Acquired Companies' businesses as they are currently conducted. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                           (ii)     Except as set forth in Schedule 3.22(c), al
former and current employees of each Acquired Company have executed written Contracts with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company. To the Knowledge of the Acquired Companies, no employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

                  (d)      Trademarks

                           (i)      Schedule 3.22(d) contains a complete and
accurate  list and  summary  description  of all  Marks.  Except as set forth on
Schedule 3.22(d), one or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                           (ii)     Except as set forth on Schedule 3.22(d), all
Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                           (iii)    No Mark has been or is now involved in any
opposition, invalidation, or cancellation and, to the Knowledge of the Acquired Companies, no such action is Threatened with the respect to any of the Marks.

                           (iv)     To the Knowledge of the Acquired Companies,
there is no potentially interfering trademark or trademark application of any third party.

                           (v)      To the Knowledge of the Acquired Companies,
no Mark is infringed or has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                           (vi)     All products and materials containing a Mark
bear the proper federal registration notice where permitted by law.

                  (e)      Trade Secrets

                           (i)      The Acquired Companies have taken all
reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                           (ii)     One or more of the Acquired Companies has
good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of the Acquired Companies, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

         3.23. CERTAIN PAYMENTS. No Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly
(a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured,
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

         3.24.    DISCLOSURE

                  (a) No representation or warranty of the Company in this Agreement and no statement in any Schedule attached hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         3.25. RELATIONSHIPS WITH RELATED PERSONS. No Seller or any Related Person of Sellers or of any Acquired Company has, or since January 1, 1997 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. No Seller or any Related Person of Sellers or of any Acquired Company currently has, or since January 1, 1997 has owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms. Except as set forth in Schedule 3.25, no Seller or any Related Person of Sellers or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

         3.26. BROKERS OR FINDERS. Except as set forth in Schedule 3.26, the Acquired Companies, Sellers and their respective agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         3.27. YEAR 2000 COMPLIANCE. To the Knowledge of the Acquired Companies, except as set forth on Schedule 3.27, the computer systems of the Acquired Companies (including without limitation all software, hardware, workstations and related components, and, specifically, the telephone switch, personal computers and LAN owned or used by the Acquired Companies) are Year 2000 Compliant or will be Year 2000 Compliant by December 31, 1999. The term "Year 2000 Compliant" as used herein means that the computer systems (a) are capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing, or any other input or output, (b) have the ability to provide date recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data whose year is represented by only two digits and the date fields assigned special values), (c) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (d) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (e) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (f) have the ability to correctly process after January 1, 2000 data containing dates before that date, and (g) have the ability to recognize all "leap years" including February 29, 2000.

         3.28.    INDEBTEDNESS.  The indebtedness and obligations identified on
Schedule 2.2 constitutes all of the Indebtedness as defined in Article 1 of this Agreement.

         3.A.     REPRESENTATIONS AND WARRANTIES OF SELLERS.

         Each Seller, severally and not jointly, hereby represents and warrants as to such Seller (and not as to any other Seller) to the Buyer as follows:

         3.A.1.   AUTHORITY; NO CONFLICT

         (a) The Seller has all requisite power and legal capacity to execute and deliver this Agreement and the Sellers' Closing Documents to which it is a party. The execution and delivery by such Seller of this Agreement and its Sellers' Closing Documents, and the performance of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including without limitation the sale and transfer pursuant to this Agreement of the Shares, have been duly and validly authorized and no other corporate or partnership action on the part of such Seller is necessary. This Agreement and each Sellers' Closing Document to which it is a party have been duly and validly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting creditors' rights generally and except as enforcement thereof is subject to general principles of equity.

         (b) Except as set forth in Schedule 3.A.1, neither the execution and delivery of this Agreement by such Seller, nor the consummation or performance of any of the Contemplated Transactions by such Seller will directly or indirectly (with or without notice or lapse of time):

                           (i)      contravene, conflict with, or result in a
violation of (A) any provision of the Organizational Documents of the Seller, or
(B) any resolution adopted by the board of directors or the stockholders of the Seller (or any governing body with similar duties);

                           (ii)     contravene, conflict with, or result in a
violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, may be subject; or

                           (iii)    contravene, conflict with, or result in a
violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract to which the Seller is a party.

Except as set forth in Schedule 3.A.1, the Seller is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.A.2 TITLE TO SHARES. Such Seller owns the Shares opposite its name on
Schedule 3.A.2, beneficially and of record, free and clear of all Encumbrances. Except for this Agreement and as disclosed in Schedule 3.A.2, there are no outstanding options, warrants or other rights with respect to such Seller's Shares. Except as set forth on Schedule 3.A.2, such Seller is not bound by any Contract relating to its Shares.

         3.A.3 BROKERS. Except as disclosed in Schedule 3.A.3, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Sellers directly with Buyer without the intervention of any Person on behalf of the Sellers in such manner as to give rise to any valid claim by any Person against Buyer for a finder's fee, brokerage commission or similar payment.

         3.A.4 LEGAL PROCEEDINGS. There is no pending Proceeding that has been commenced against such Seller and that challenges or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To such Seller's Knowledge, no such Proceeding has been Threatened.

         3.A.5 COMPANY'S REPRESENTATIONS. To the Knowledge of the Seller, as of the date of this Agreement none of the representations and warranties of the Company in Article 3 contain any untrue or misleading statement or omits to state a material fact necessary to make the statements therein not misleading.

         3.B NO ADDITIONAL REPRESENTATIONS OR WARRANTIES. The representations and warranties contained in Article 3 are the only representations and warranties made by the Company in connection with the Contemplated Transactions and supersede any and all previous written or oral statements made by the Company to the Buyer. The representations and warranties contained in Article 3.A. are the only representations and warranties made by the Sellers in connection with the Contemplated Transactions and supersede any and all previous written or oral statements made by the Sellers to the Buyer. The Buyer acknowledges and agrees that neither the Company, any of its Subsidiaries, the Seller nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its Subsidiaries or their business, except as expressly set forth in this Agreement and the disclosure schedules. Except as provided in this Agreement, the Buyer further agrees that, neither the Company, the Seller, nor any other Person shall have, or be subject to, any liability to the Buyer or any other Person resulting from the distribution or, or the use by, the Buyer or Buyer's Representatives of any information, document or material made available to them in connection with the transactions contemplated by this Agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3, BY THE COMPANY AND IN ARTICLE 3.A. BY SELLERS, THE COMPANY AND SELLERS MAKE NO REPRESENTATION OR WARRANTY.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers and the Company as follows:

         4.1. ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

         4.2.     AUTHORITY; NO CONFLICT

                  (a) This Agreement and each of the Buyer's Closing Documents have been duly and validly executed and delivered and will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting creditors' rights generally and except as enforcement thereof is subject to general principles of equity.

                  (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i)      contravene, conflict with, or result in a
violation of (A) any provision of the Organizational Documents of Buyer, or (B) any resolution adopted by the board of directors or the shareholders of Buyer;

                           (ii)     contravene, conflict with, or result in a
violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer, may be subject;

                           (iii)    contravene, conflict with, or result in a
violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Buyer; or

                           (iv)     contravene, conflict with, or result in a
violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract to which Buyer is a party.

Except as set forth in Schedule 4.2, Buyer is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3. INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act.

         4.4. CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

         4.5. BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

         4.6. BUYER COMMON STOCK. The Buyer has taken all necessary action to permit it to issue the CTG Shares to be issued pursuant to this Agreement. The CTG Shares issued pursuant to this Agreement will, when issued, be validly issued, fully paid and non-assessable, and no shareholder of the Buyer has or will have any preemptive right of subscription or purchase in respect thereof. All of the CTG shares issued pursuant to this Agreement shall be freely tradeable under state and federal securities laws except (a) as set forth in the Restricted Stock Agreements between the Buyer and the Management Stockholders and (b) with respect to any Management Stockholder who is an affiliate of Buyer, as may be limited by Legal Requirements.

         4.7. CORPORATE APPROVALS. The Board of Directors of the Buyer has taken all corporate action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated hereby. No approval of the shareholders of the Buyer is required to approve this Agreement or the transactions contemplated hereby.

         4.8. SEC FILINGS. The Buyer has made available to Sellers a copy of any filings made by Buyer under the Securities Act of 1933 and the Securities Exchange Act of 1934 (the "SEC Filings") which have been requested by the Sellers. As of the date of filing with the SEC of the SEC Filings, each such document did not contain any untrue statement of a material fact or omission of any material fact required to be stated therein in order to make the statements contained therein, in light of the circumstances in which they were made, no misleading. At the date of filing of each of the SEC Filings, each such document complied in all material respects with the published rules and regulations of the SEC with respect thereto.

          4.9. KNOWLEDGE OF BREACH. The Buyer has no Knowledge on the date of this Agreement of any Breach by the Company of any of its representations and warranties set forth in this Agreement.

          4.10. RESTRICTED STOCK AGREEMENTS. All of the statements made by the Buyer in the Restricted Stock Agreements are true and correct in all material respects.

5.       COVENANTS OF COMPANY PRIOR TO CLOSING DATE

         5.1. ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, the Company will, and will cause each other Acquired Company and their Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") access during normal business hours to each Acquired Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, upon reasonable prior notice and in a manner which does not have any significant and unreasonably disruptive effect on the operations of the Acquired Companies, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

         5.2.     OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES.
Between the date of this Agreement and the Closing Date, the Company will, and will cause each Acquired Company to:

                  (a)conduct the business of such Acquired Company only in the Ordinary Course of Business; and

                  (b) use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company.

          5.3. NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company will not, and will cause each Acquired Company not to, without the prior consent of the Chief Executive Officer of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur, except as expressly set forth on Schedule 3.16. Without limiting the foregoing, the Company will cause each Acquired Companies not to incur any Indebtedness in excess of the amount shown on the Balance Sheet other than drawings under the Company's line of credit with BankBoston, N.A. and lease line with BankBoston N.A. and accrued interest and amortization related thereto and on the Company's 12.5% Subordinated Debentures due 2002.

         5.4. REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, the Company will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR
Act). Between the date of this Agreement and the Closing Date, the Company will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2 (including taking all actions reasonably requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

          5.5. NOTIFICATION. Between the date of this Agreement and the Closing Date, the Company will promptly notify Buyer in writing if the Company or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of the Company's representations and warranties as of the date of this Agreement. Between the date of this Agreement and the Closing Date, the Company will also promptly notify Buyer in writing if the Company or any Acquired Company becomes aware of any fact or condition hereafter arising ("New Facts") which, if existing or occurring at the date of this Agreement, would have been required to be set forth in a disclosure Schedule in the form of a "Revised Schedule" delivered to the Buyer. Each such date of disclosure shall hereinafter be referred to as a "Disclosure Date." Any Revised Schedule shall be marked to show changes between the original disclosure Schedule and the Revised Schedule. The Buyer shall have ten days following each Disclosure Date to review the New Facts or other variance(s) disclosed. In the event that such New Facts or other variance(s) could reasonably be expected to have a Material Adverse Effect on the Acquired Companies, the Buyer may deliver to the Company a notice setting forth in reasonable detail the basis for such conclusion and its election to terminate its obligations under this Agreement (the "Termination Notice") no later than 5:00 p.m. Eastern Standard Time on the tenth calendar day following the Disclosure Date. In the event that such New
Facts or other variance(s) could reasonably be expected to have a Material Adverse Effect on the Acquired Companies and if a Termination Notice has been given as provided herein, this Agreement shall forthwith become null and void, and there shall be no liability or obligation whatsoever on the part of any party hereto. In the event the Buyer does not have the right or for any reason does not terminate this Agreement pursuant to this Section, then such Revised Schedule shall be deemed to amend and/or supplement the original disclosure Schedule hereto and cure and correct for all purposes any Breach of any representation and warranty which would have existed by reason of the Company not having added such Revised Schedule.

         5.6.     PAYMENT OF INDEBTEDNESS BY RELATED PERSONS.

                  (a) Except as  expressly  provided  in  Paragraph  (b) of this
Section 5.6, the Company will cause all indebtedness owed to an Acquired Company by any Seller or any Related Person of any Seller to be paid in full prior to Closing.

                  (b) IT Capital Partners, Inc., one of the Sellers, is party to promissory notes in the aggregate principal amount of approximately $504,000 from the Company (the "Stockholder Loan"). The Company shall forgive, effective prior to the Closing Date, all principal and interest owing to the Company under the Stockholder Loan.

         5.7. NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9, the Company will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

         5.8. BEST EFFORTS. Between the date of this Agreement and the Closing Date, the Company will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         5.9.     [INTENTIONALLY OMITTED]

         5.10.    APPOINTMENT OF SELLERS' REPRESENTATIVE.

                  (a) Each of the Sellers has as of the date of this Agreement appointed Scott C. Collins (the "Sellers' Representative") as such Sellers' attorney-in-fact, to act in the Seller's name, place and stead pursuant to that certain agreement among Sellers in the form of Exhibit 5.10 attached hereto, a copy of the executed form of which has been delivered to Buyer ("Seller's Representative Agreement").

                  (b) Each of the Sellers acknowledges and agrees that it shall be bound by the acts of the Sellers' Representative to the extent authorized in the Sellers' Representative Agreement, and each of the Buyer, the Company, and the Escrow Agent shall be entitled to conclusively rely on such appointment and authority. Each of the Sellers consents and agrees that any notice delivered to the Sellers' Representative pursuant to this Agreement or Escrow Agreement shall constitute a notice to such Seller.

         5.11. STATUTE OF LIMITATIONS. Prior to the Closing, the Company shall not permit any Acquired Company to agree with any Governmental Body to extend the statute of limitations with respect to any Taxes, without the prior written consent of Buyer.

         5.12. INTERIM FINANCIAL STATEMENTS. From the date of this Agreement through the closing Date, the Company will prepare monthly financial statements for the Company and Acquired Companies on a consolidated basis (beginning with the month of December 1999), and will deliver them to Buyer within 48 hours after they are finalized and available. These unaudited financial statements will be prepared in accordance with GAAP (except for the absence of footnotes and subject to normal year end adjustments which will be immaterial in amount), and will fairly present the consolidated financial position, results of operations, cash flows and changes in shareholders' equity of the Acquired Companies as at and for the periods indicated.

         5.13. PENSION PLANS. The Company will cause all amounts required to be contributed to any Company Plan by the Acquired Companies, as of the Closing Date, to have been paid or properly accrued on the books of the Acquired Companies by such date, and any amounts required to be accrued as expenses in accordance with applicable pension accounting requirements through the Closing Date to have been or to be properly recorded on the books of the Acquired Companies as of the Closing Date. The Company will cause the Acquired Companies to either contribute or account on their respective books the amount of any employer matching contributions or discretionary contributions (in an amount determined in accordance with the Company's past practices) to any Company Plan which in the ordinary course of business would be contributed for or attributable to the period prior to the Closing Date.

         5.A      COVENANTS OF SELLERS PRIOR TO CLOSING DATE

         5.A.1 NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 9 or otherwise pursuant to this Agreement, the Sellers will not, and will cause each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

         5.A.2 BEST EFFORTS. Between the date of this Agreement and the Closing Date, the Sellers will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         5.A.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, each Seller will not, and will use his, her or its Best Efforts cause the Acquired Companies not to, without the prior consent of the Buyer, take any affirmative action as a result of which any of the changes or events listed in Section 3.16 will occur, except as expressly set forth on Schedule 3.16.

6.       COVENANTS OF BUYER PRIOR TO CLOSING DATE

         6.1. REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with the Company and Sellers with respect to all filings that the Company and Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with the Company and Sellers in obtaining all consents identified in Schedule 3.2; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any unreasonable burden to obtain a Governmental Authorization.

         6.2. BEST EFFORTS. Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         6.3. ANTIDILUTION OF CTG SHARES. In the event that prior to the Closing Date there occurs, with respect to CTG Common Stock a stock split, reverse stock split, reorganization, recapitalization, stock dividend or other similar corporate transaction which affects the CTG Common Stock such that an adjustment is appropriate to prevent dilution or enlargement of the rights of the Management Stockholders who are to receive CTG Shares, then the number of shares of CTG Common Stock or the kind of shares that shall comprise the CTG Shares shall be equitably adjusted; provided, however, that no adjustment shall be made pursuant to this Section 6.3 on account of the increase or decrease in the market price of CTG Common Stock.

         6.4.     EMPLOYEE BENEFIT AND RELATED MATTERS.

                  (a) The Buyer  agrees that on and after the Closing  Date,  it will cause the Acquired Companies to honor all employment, severance, termination and retirement agreements to which any of the Acquired Companies are presently a party as set forth on Schedule 6.4, as such agreements may hereafter be amended, modified or terminated with the consent of Buyer and the other party or as otherwise permitted by such agreements and severance policies in effect on the date hereof.

                  (b) Following the Closing and through December 31, 1999, Buyer agrees that any employee whose employment with an Acquired Company continues after the Closing Date will receive base salary and bonus opportunities at a level no less than the base salary and bonus opportunities he or she received prior to the Closing Date and that Buyer will maintain benefit plans which are comparable to the Company plans.

                  (c) For any employees of the Acquired Companies who become employees of Buyer after the Closing Date, for purposes of any employee benefit plan, program, or arrangement maintained by Buyer on or after the Closing Date, any employment by such employees shall be credited as service for vesting and eligibility purposes under Buyer's plans, programs and arrangements.

                  (d) Indemnification and Insurance. The Buyer agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of any of the Acquired Companies (the "Company Indemnified Parties") as provided in its Certificate of Incorporation or By-Laws, or otherwise in effect on the date hereof shall continue in full force and effect for a period of not less than six years after the Closing Date; provided, however, that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the Certificate of Incorporation or By-Laws of the Company or otherwise shall be made by independent counsel selected by the Company reasonably satisfactory to the Company Indemnified Party (whose fees and expenses shall be paid by the Company).

                  The Buyer shall cause each of the Company Indemnified Parties covered by policies of directors' and officers' liability insurance maintained by or on behalf of the Company and its Subsidiaries to be covered with respect to matters occurring prior to the Closing Date for a continuous period of not less than six years from the Closing Date (without any gap or lapse in coverage) under either (a) the directors' and officers' liability insurance policies most recently maintained by or on behalf of the Company and its Subsidiaries or (b) Buyer's directors' and officers' liability insurance policy (provided that the Buyer may substitute therefore policies with reputable and financial sound carriers of at least the same coverage as the Company's current policy and containing terms and conditions which are not materially less advantageous so long as such substitution does not result in gaps or lapses in coverage with respect to claims arising from or relating to matters occurring prior to the Closing Date).

         6.5. SOLVENCY AFTER THE CLOSING. After the Closing, the Buyer agrees that it shall not, and that it shall cause the Company not to, take or cause to be taken or omit to take any action reasonably likely to result in a determination pursuant to Legal Requirements that, after giving effect to the Contemplated Transactions (or after giving effect to the Contemplated Transactions and to such other subsequent actions or omissions), any Acquired Company (i) was insolvent at the time of the Closing, (ii) becomes insolvent as a result of the Contemplated Transactions, (iii) was left with unreasonably small capital with which to engage in its business or (iv) incurred debts beyond its ability to pay such debts as they mature, such that the payment of the Aggregate Payment Amount or the repayment of the obligations set forth on
Schedule 2.2 pursuant hereto may be deemed a fraudulent conveyance or impermissible dividend or distribution under any applicable Legal Requirement or otherwise subject to claims of creditors of any Acquired Company or its Representatives in a bankruptcy proceeding. Buyer agrees that the Sellers are intended third-party beneficiaries of this Section 6.5.


7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

                  Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         7.1.     ACCURACY OF REPRESENTATIONS.

                  (a) Except as affected by the actions contemplated by this Agreement or by actions not prohibited by Sections 5.2 and 5.3, all of the Company's representations and warranties in Article 3 of this Agreement (considered collectively), and each of these representations and warranties
(considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

                  (b) Except as affected by the actions contemplated by this Agreement, each of the Company's representations and warranties in Section 3.3 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

                  (c) Except as affected by the actions contemplated by this Agreement, each of the Sellers' representations and warranties in Article 3.A. of this Agreement (considered collectively) and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         7.2.     COMPANY'S AND SELLERS' PERFORMANCE

                  (a) All of the covenants and obligations that the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                  (b) All of the covenants and obligations of that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                  (c) Each document required to be delivered by the Company or the Sellers pursuant to Section 2.4 must have been delivered.

                  (d) None of the Management Stockholders shall have terminated or rescinded, or Threatened to terminate or rescind, the agreements provided for in Section 2.5.

          7.3. HSR ACT. The waiting period under the HSR Act shall have expired or been earlier terminated.

          7.4. ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer:

                  (a) an opinion of Hutchins, Wheeler & Dittmar, dated the Closing Date, in the form of Exhibit 7.4(a); and

                  (b) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Section 7, or (ii) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         7.5. NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         7.6. NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of any applicable Legal Requirement or Order.

8.       CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

                  Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         8.1. ACCURACY OF REPRESENTATIONS. Except as contemplated by this Agreement, all of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties
(considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         8.2.     BUYER'S PERFORMANCE

                  (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                  (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.4(c)(i), 2.4(c)(ii), and 2.4(c)(iii).

          8.3. HSR ACT. The waiting period under the HSR Act shall have expired or been earlier terminated.

          8.4. ADDITIONAL DOCUMENTS. Buyer must have caused the following documents to be delivered to Sellers:

                  (a) an opinion of Hodgson, Russ, Andrews, Woods & Goodyear, LLP, dated the Closing Date, in the form of Exhibit 8.4(a); and

                  (b) such other documents as Sellers may reasonably request for the purpose of (i) evidencing the satisfaction of any condition referred to in this Section 8, or (ii) otherwise facilitating the consummation of any of the Contemplated Transactions.

         8.5. NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         8.6. NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of any applicable Legal Requirement or Order.

9.       TERMINATION

         9.1. TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                  (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in
Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

                  (c)      by mutual consent of Buyer and Sellers; or

                  (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 15, 1999 except that, at the request of Buyer or Sellers' Representative, such date shall be extended until March 31, 1999 for the purpose of complying with requests for information from any Governmental Body under the HSR Act, or such later date as the parties may agree upon.

         9.2.  EFFECT OF  TERMINATION.  Each party's right of termination  under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.      INDEMNIFICATION; REMEDIES


         10.1.    SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY
KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Schedules, any Revised Schedules and the certificates delivered pursuant to Section 2.4(a)(ii) and Section 2.4(b)(ii) will survive the Closing (subject to Section 10.7). The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations except to the extent provided for in Section 5.5.

         10.2. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Sellers will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any Breach of any representation or warranty made by Sellers in Article 3.A. in this Agreement (without giving effect to any update to any schedule) or any certificate delivered by Sellers pursuant to this Agreement;

                  (b) any Breach of any representation or warranty made by the Company (i) in Article 3 of this Agreement as if such representation or warranty were made on and as of the Closing Date, after giving effect to any Revised Schedule or (ii) in any certificate delivered by the Company pursuant to Section
2.4 of this Agreement;

                  (c) any Breach by any of the Sellers or any Breach by the Company of any covenant or obligation of such Seller or the Company, as the case may be, in this Agreement; and

                  (d)      any Year 2000 Claim.

          Notwithstanding the foregoing, no claim for indemnification may be made by any Buyer Indemnified Person under this Article 10 for (i) any Year 2000 Claim, (ii) a breach of a representation or warranty contained in Section 3.11, or (iii) any recovery under Section 10.4 unless such claim for indemnification is based on Damages actually incurred, or which Buyer reasonably believes it or one or more of the Acquired Companies may incur, on the basis of a Third Party Claim. For purposes of this Section 10.2, the term "Third Party Claim" shall mean (a) a Threatened claim by a third party (other than Buyer or its Affiliates) or a Governmental Body (including any investigation by any such Governmental Body) based on an assertion which, if true, would entitle the Buyer Indemnified Person to obtain indemnification under this Article 10 or (ii) a request by a third party for Buyer or an Acquired Company to undertake assessment, remedial or corrective action for such third party relating to whether or not services or work product delivered by an Acquired Company prior to the Closing Date were or are Year 2000 Compliant ("Y2K Service Requests") where, if the customer were to make or Threaten a Year 2000 Claim, an unfavorable outcome for a Buyer Indemnified Person would be reasonably probable. Buyer agrees not to take any affirmative action to encourage or solicit Third Party Claims; provided that nothing herein shall be deemed in any way to limit Buyer's right and ability (x) to prepare and file tax returns which are required to be filed on behalf of the Buyer or the Acquired Companies after the Closing Date or (y) to respond to any Y2K Service Request, in either such case, in such manner as Buyer, in its sole discretion (but in the case of Tax Returns, based upon the advice of its accountants or counsel), deems necessary or appropriate.

         10.3. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS-ENVIRONMENTAL MATTERS. In addition to the provisions of Section 10.2, Sellers will indemnify and hold harmless Buyer, the Acquired Companies, and the other Buyer Indemnified Persons for, and will pay to Buyer, the Acquired Companies, and the other Buyer Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

                  (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which any Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii)
(A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by any Acquired Company or by any other Person for whose conduct it is or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by any Acquired Company or by any other Person for whose conduct it is or may be held responsible; or

                  (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by any Acquired Company or any other Person for whose conduct it is or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.11 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

         10.4.    INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS - TAX
MATTERS.

         10.4.1  General.

                           (a)(i)   In addition to the provisions of Section
10.2, Sellers shall indemnify each Buyer Indemnified Person and hold them harmless from (A) all liability for Taxes of the Acquired Companies for all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day (the "Pre-Closing Tax Period") (including Taxes imposed in connection with this Agreement or transactions contemplated hereby) reduced without duplication by (I) the actual payment of Taxes prior to the Closing Date and any reserves with respect to Taxes set forth on the Balance Sheet and (II) all liability for Taxes incurred in the Ordinary Course of Business from the date of the Balance Sheet through the Closing Date, (B) all liability (as a result of Treasury Regulation ss. 1. 15026(a) or otherwise) for Taxes of any Person (other than any of the Acquired Companies) with which any of the Acquired Companies is or has been affiliated or has filed or has been required to file a consolidated, combined or unitary Tax Return and (C) subject to the last sentence of Section 10.4.2(b), all liability for reasonable legal, accounting, or similar fees and expenses attributable to any Tax Claim or for any matter indemnifiable under clauses (A) or (B) of this sentence.

                           (ii)     In the case of any taxable period that
includes (but does not end on) the Closing Date (a "Straddle Period"):

                              (1) real,  personal and intangible  property Taxes
                    ("Property Taxes") of the Acquired Companies for the Pre-Closing Tax Period shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

                              (2) the  Taxes of the  Acquired  Companies  (other
                    than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date and, in the case of any Taxes attributable to the ownership by any of the Acquired Companies of any equity interest in any partnership or other "flow through" entity, as if a taxable period of such corporation, partnership or other "flow through" entity ended as of the closing of business on the Closing Date.

                           (b)      Any amounts required to be paid under this
Section 10.4.1 by the Sellers to a Buyer Indemnified Person (the "Tax Indemnification Amount") shall be paid (i) first, prior to the distribution of all or a part of the Escrow Fund on the first anniversary of the Closing Date (the "Escrow Distribution"), out of the Escrow Fund and (ii) second, after the Escrow Distribution, then pursuant to Section 10.4.2.

                           (c)      The Buyer shall indemnify and hold harmless
the Seller Indemnified Persons from any Taxes of the Buyer, the Acquired Companies or any Related Person thereof with respect to any tax period or portion thereof beginning after the Closing Date and for any Taxes on the Closing Date from transactions not contemplated by this Agreement.

                  10.4.2  Tax Indemnification Procedures

                           (a)      If a claim is made by any Governmental Body,
which,  if successful,  would result in an indemnity  payment to any Indemnified
Person pursuant to Section 10.4.1 (a "Tax Claim"), then Buyer shall promptly give notice to the Sellers' Representative in writing of such claim; provided, however, the failure to give such notice shall not affect the indemnification provided pursuant to Section 10.4.1 except to the extent that the Sellers have been actually prejudiced as a result of such failure. Notice to the Sellers' Representative hereunder shall constitute notice to each Seller.

                           (b)      With respect to any Tax Claim relating to a
taxable period ending on or prior to the Closing Date, subject to delivery to Buyer of a written acknowledgement by Sellers' Representative of Sellers' obligation to indemnify Buyer with respect to a Tax Claim. Sellers shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Governmental Body with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refunded suits or contest the Tax Claim in any permissible manner; provided, however, that the Sellers must first consult in good faith with the Buyer before taking any action with respect to the conduct of a Tax Claim. Notwithstanding the foregoing, (a) the Sellers shall not settle any Tax Claim without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed, (b) the Buyer, and counsel of its own choosing, shall have the right to participate fully in all aspects of the defense of such Tax Claim, (c) the Sellers shall inform the Buyer, reasonably in advance, of the date, time and place of such administrative and judicial meetings, conferences, hearings and other proceedings relating to such Tax Claim, (d) the Buyer shall be entitled to have its Representatives (including counsel, accountants and consultants) attend and participate in any such administrative and judicial meetings, conferences, hearings and other proceedings relating to such Tax Claim and (e) the Sellers shall provide to the Buyer all information, document requests and responses, proposed notices of deficiency, notices of deficiency, revenue agent's reports, protests, petitions and any other documents relating to such Tax Claim promptly upon receipt from, or in advance of submission to (as the case may be), the relevant Governmental Body. If the Buyer elects to participate in the defense of a Tax Claim, it shall pay its own expenses for legal, accounting, consulting or similar fees and expenses.

                           (c)      The Sellers and the Buyer shall jointly
control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Acquired Companies for a Straddle Period. Neither the Sellers nor the Buyer shall settle any such Tax Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Each party shall pay its own expenses with respect to any such Tax Claim.

                           (d) The Buyer  shall  control  all  proceedings  with
respect to any Tax Claim
relating to a taxable period beginning after the Closing Date. The Sellers shall have no right to participate in the conduct of any such proceeding, provided, however, that Buyer shall not settle or prosecute any such Tax Claim in a manner that would have a Material Adverse Effect on the Sellers without the prior written consent of Sellers which shall not be unreasonably withheld or delayed.

                           (e)      The Buyer and the Acquired Companies on the
one hand, and the Sellers on the other, shall reasonably cooperate in contesting any Tax Claim, which cooperation shall include the retention and, upon request, the provision to the requesting Person of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

                           (f)      Claims made for indemnification pursuant to
this Section 10.4 or Section 10.2 with respect to a Breach of Section 3.11 (in each instance within the time period provided for in Section 10.7 of this Agreement) which are made following the Escrow Distribution shall be made by delivery of notice to the Sellers' Representative and subject to the procedures set forth in Sections 10.4.2 or 10.11, as applicable. Sellers' total liability for Tax Claims after the Escrow Distribution shall be limited to the lesser of
(i) $1,000,000 or (ii) the aggregate amount of the Escrow Amount disbursed to Sellers.

         10.5.    INDEMNIFICATION AND PAYMENT BY SELLERS - TRANSACTION
EXPENSES

                  (a) Prior to the Closing Date, the Company shall have requested final invoices from all relevant third parties (including accountants, attorneys and other similar professionals) reflecting Transaction Expenses. Not later than three business days prior to the Closing Date, the chief financial officer of the Company shall certify in writing to the Buyer the amount of (i) any Transaction Expenses that will have been paid by Sellers or any Acquired Company immediately prior to the Closing Date, (ii) an estimate of any Transaction Expenses incurred but not paid as of the Closing Date, and (iii) an estimate of any Transaction Expenses reasonably expected to be incurred after the Closing Date.

                  (b) In addition to the provisions of Section 10.2, the Sellers agree to indemnify, defend and hold the Buyer Indemnified Persons harmless from and against any and all Losses that the Buyer Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to the failure of Sellers to pay in full all Transaction Expenses in excess of $1,000,000 ("Expense Limit"). Any amounts to be paid under this Section 10.5 by the Sellers to a Buyer Indemnified Person shall be paid first, out of the Escrow Amount to the extent available and (ii) second, by the Sellers' Representative (on behalf of the Sellers and not in his individual capacity) immediately upon receipt of written notice from Buyer demanding payment and setting forth the nature and basis for, and reasonably describing, any such claim.

                  (c) Notwithstanding the other provisions of this Agreement, the Sellers' Representative may, upon written notice delivered to Buyer at least two (2) business days prior to the Closing Date, elect to increase the Expense Limit by an amount not in excess of $250,000, in which event the cash portion of the Aggregate Payment Amount shall be decreased, dollar for dollar, by the amount of the increase in the Expense Limit.

         10.6. INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers and their respective Representatives, stockholders, controlling persons and affiliates (collectively, the "Seller Indemnified Persons"), and will pay to Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

         10.7. TIME LIMITATIONS.

                  (a) If the Closing occurs, Sellers will have no liability under Sections 10.3 or 10.5, under Section 10.2 except for (i) any Breach of any representation or warranty in Section 3.11 or (ii) any Year 2000 Claim, or with respect to any covenant or obligation to be performed and complied with prior to the Closing Date unless on or before the first anniversary of the Closing Date Buyer notifies Sellers' Representative of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. In addition, Sellers will have no liability with respect to (x) the representations and warranties in Section 3.11 or a claim for indemnification under Section 10.4 unless on or before the third anniversary of the Closing Date Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer or (y) any Year 2000 Claim or a claim for indemnification under Section 10.2(d) unless on or prior to December 31, 2000 Buyer notifies Sellers' Representative of a Year 2000 Claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer ("Y2K Termination Date"); provided, however, that the Y2K Termination Date shall be the first anniversary of the Closing Date instead of December 31, 2000 if, prior to the Closing Date, the Company obtains Acceptable Insurance.

                  (b) If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the first anniversary of the date of closing Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

         10.8. LIMITATIONS ON AMOUNT--SELLERS.

                  (a) Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in Sections 10.2, 10.3 and 10.4 until Buyer has suffered Damages in excess of $100,000.00 (at which point Sellers will be obligated to indemnify Buyer from and against only such Damages in excess of $100,000).

                  (b) The Sellers will have no liability under Section 10.2 with respect to Year 2000 Claims in excess of the lesser of (i) $3,000,000 or (ii) the remainder of $4,000,000 less all Damages paid to Buyer from the Escrow Fund in respect of non-Year 2000 Claims; provided, however, that if the Company obtains Acceptable Insurance prior to the Closing Date, Sellers' maximum liability for Year 2000 Claims shall be $2,000,000.

                  (c) The total liability of the Sellers for indemnification under this Article 10, other than for Year 2000 Claims and other than for claims made by the Buyer under Section 10.5, shall be $2,000,000.

                  (d) The total liability of the Sellers for indemnification under this Article 10, other than for claims made by the Buyer under Section 10.5, shall not exceed $4,000,000.

                  (e) Except as provided  for in  Paragraph  (f) of this Section
10.8 and in Section 10.5, Sellers liability for indemnification and payment of Damages under this Article 10 shall be several and not joint and shall be limited to their pro rata portion of the Escrow Fund.

                  (f) From and after the date of the Escrow Distribution, (i) the Sellers' liability for indemnification and payment of Damages under Section
10.4 or in respect of any Breach by the Company's representations and warranties in Section 3.11 shall be joint and several (but otherwise limited by the provisions of this Section 10.8) and (ii) in addition, the maximum amount of Damages as which Sellers shall be obligated under Section 10.4 or with respect to Section 3.11 shall be as provided for in Section 10.4.2(f).

                  (g) The Buyer's right to indemnification under this Article 10 shall be its sole and exclusive remedy for any breach by the Company or any Acquired Company or any one or more of the Sellers hereunder of any representation, warranty or covenant in this Agreement; provided, however, that nothing in this Section 10.8 or elsewhere in the Agreement (or the Escrow Agreement) shall limit or preclude Buyer from exercising any rights with respect to any fraudulent activity by Sellers or the Acquired Companies.

                  (h) Any claim for indemnification by the Buyer, except for claims under Section 10.5, shall be funded solely from the Escrow Fund; provided that once the Escrow Distribution has been made, claims for indemnification under Section 10.4 and, if the Company has not obtained Acceptable Insurance, Year 2000 Claims, may be asserted against the Sellers as herein provided.

         10.9. LIMITATIONS ON AMOUNT--BUYER. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a) or (b) of Section 10.6 until Sellers have suffered Damages in excess of $100,000 (at which point Buyer will be obligated to indemnify Sellers from and against only such Damages in excess of $100,000.

         10.10. [INTENTIONALLY OMITTED]

         10.11. PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

                  (a)  Promptly  after  receipt by an  indemnified  party  under
Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party is prejudiced by the indemnifying party's failure to give such notice.

                  (b) If any Proceeding referred to in Section 10.11(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes and is subject to Section 10.4.2, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).


         10.12. PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS. A claim for indemnification under Sections 10.2, 10.3 and 10.4 (as applicable) for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought and, in the case of Sellers, to the Sellers' Representative.

         10.13. REDUCTION FOR INSURANCE. The amount which Sellers are required to pay to, for, or on behalf of any Buyer Indemnified Party pursuant to this
Article 10 shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of the Buyer Indemnified Party reduced by the sum of (a) any retrospective premium adjustment or other experience-based liability as a result of the indemnified claim and (b) the insurance premiums paid by the Buyer or any Buyer Indemnified Person (other than premiums for the Acceptable Insurance, if any, obtained prior to Closing to cover Year 2000 Claims) after the Closing for the insurance policy for the Acquired Companies under which such insurance proceeds were paid (the amount of such net loss referred to herein as the "Indemnifiable Loss"). Amounts required to be paid, as so reduced, are hereinafter sometimes called an "Indemnity Payment." If Buyer Indemnified Party shall have received, or if Sellers shall have paid on its behalf, an Indemnity Payment in respect of and Indemnifiable Loss and shall subsequently receive, directly or indirectly, insurance proceeds in respect of such Indemnifiable Loss, then such Buyer Indemnified Party shall promptly pay to the Sellers' Representative the amount of such insurance proceeds, or, if less, the amount of the Indemnity Payment. The parties hereto agree that the foregoing shall not affect the subrogation rights of any insurance companies making payments hereunder.

         10.14.   TAX BENEFITS; PURCHASE PRICE ADJUSTMENT.

                  (a) Subject to Paragraph (b) of this Section 10.14, to the extent that the incurrence of any Loss or the payment of any Damages for which a Buyer Indemnified Party seeks indemnification from Sellers under Sections 10.2, 10.3, 10.4 or 10.5 results in a net tax benefit to Buyer or the Acquired Companies, the amount of Damages for which Seller shall be liable shall be correspondingly reduced.

                  (b) The Sellers and Buyer agree that any indemnity payment made under Article 10 will be treated by the parties on their respective Tax returns as an adjustment to the purchase price. If, notwithstanding such treatment by the parties, any indemnity payment is determined by any Tax authority to be subject to Tax payable by and of the Buyer's Indemnified Persons, the Sellers also shall indemnify the Buyer's Indemnified Persons for any increase in Tax liability that is imposed on and paid by the Buyer's Indemnified Persons by reasons of the receipt of the indemnity payments under this Article 10.

         10.15.   ADDITIONAL TAX MATTERS.

                  (a) Buyer and Seller agree to report all transactions not in the Ordinary Course of Business occurring on the Closing Date after Buyer's purchase of Seller's stock on Buyer's federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(B). In the event any additional Tax is owed from any transaction not in the Ordinary Course of Business occurring on the Closing Date but after Buyer's purchase of the Shares, Sellers shall not be obligated to indemnify Buyer or any other Person for such additional Tax.

                  (b) The Company shall file or cause to be filed when due all income Tax Returns for taxable years or periods ending on or before the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, which Tax Returns shall be subject to review by the Sellers' Representative. All Tax Returns which the Company is required to file or cause to be filed with respect to taxable years or periods ending on or before the Closing Date shall be prepared and filed in a manner consistent with past practice and custom and no position shall be taken, elections made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods. Neither the Company nor any affiliate thereof, shall amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any Subsidiary with respect to any taxable year or period ending on or before the Closing Date without the prior written consent of Sellers' Representative, which consent shall not be unreasonably withheld.

11.      GENERAL PROVISIONS

         11.1.    EXPENSES.

                  (a) Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, accountants and investment bankers.

                  (b) Buyer will pay the HSR Act filing fee.

                  (c) If the Closing takes place, (i) Buyer or the Acquired Companies will pay the Company's and Sellers' Transaction Expenses up to the Expense Limit (and any Transaction Expenses of the Company or Sellers paid or incurred by the Acquired Companies or on behalf of the Sellers or the Acquired Companies in excess of the Expense Limit shall be subject to Section 10.5) and
(ii) Buyer will pay on behalf of the Company a bonus to Christopher Bergmann not to exceed $200,000. If the Closing does not take place for any reason other than a failure of the conditions to Closing set forth in Section 7.1, Buyer agrees to pay or reimburse the Company and/or Sellers for up to an aggregate of $100,000 of their Transaction Expenses.

                  (d) In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         11.2. PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines after consultation with the Company and taking into account Buyer's Legal Requirements. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

         11.3. CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from written information stamped "confidential" when originally furnished by another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

                  If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer's request cause the Acquired Companies to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.

         11.4. INTENTIONALLY OMITTED.

         11.5. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                  Sellers:

                           Scott C. Collins
                           c/o Summit Partners
                           600 Atlantic Avenue, Suite 2800
                           Boston, Massachusetts 02210
                           Facsimile No.: 617-824-1150


                  with a copy to:

                           Hutchins, Wheeler & Dittmar
                           101 Federal Street
                           Boston, Massachusetts  02110
                           Attention: James Westra, Esq.
                           Facsimile No.: 617-951-1295


                  Company:

                           Elumen Solutions, Inc.
                           312 Plum Street, Suite 700
                           Cincinnati, Ohio 4202
                           Attention: President
                           Facsimile No.:  888-564-0913

                  with a copy to:

                           Hutchins, Wheeler & Dittmar
                           101 Federal Street
                           Boston, Massachusetts  02110
                           Attention: James Westra, Esq.
                           Facsimile No.: 617-951-1295

                  Buyer:

                           Computer Task Group, Incorporated
                           800 Delaware Avenue
                           Buffalo, New York 14209
                           Attention: Vice President and Chief Financial Officer Facsimile No.: 716-887-8000

                  with a copy to:

                           Hodgson, Russ, Andrews, Woods & Goodyear, LLP 1800 One M&T Plaza
                           Buffalo, New York  14203
                           Attention:  Robert B. Fleming, Jr., Esq.
                           Facsimile No.:  716-849-0349

         11.6. JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, County of Erie, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         11.7. FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

         11.8. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law except as set forth in this Agreement or the Stockholders Representative Agreement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         11.9. ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated on or about December 17, 1998) and constitutes (along with the Schedules and documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

          11.10. ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         11.11. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.12. SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All references to "Schedule" or "Schedules" refer to the corresponding Schedule or Schedules attached to and made a part of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         11.13. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         11.14. GOVERNING LAW. This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

         11.15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         11.16. DISCLOSURE SCHEDULES. Items required to be disclosed on a disclosure Schedule under Section 3 or Section 3.A. shall be deemed to be disclosed on such Schedule for all purposes of Section 3 if such items are disclosed on one Schedule and fully describe all information required to be disclosed under each section of Section 3 or Section 3.A. The disclosure of any information in the Disclosure Schedule shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

         11.17. SPECIFIC PERFORMANCE. Each party agrees that remedies at law may be inadequate to protect the other party from and against any actual or threatened breach of this Agreement by such part or any of its representatives. Without prejudice to the rights and remedies otherwise available to it, each party agrees that any other party may seek equitable relief in favor of the other party by way of specific performance or otherwise without proof of actual damages, if such party or any of its Representatives breach or threaten to breach any of the provisions of this Agreement.


                     [SIGNATURES APPEAR OF PAGES 67 AND 68]


                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


Buyer:                          Company:

COMPUTER TASK GROUP,            ELUMEN SOLUTIONS, INC.
 INCORPORATED

By: /s/ Gale S. Fitzgerald,     By: /s/ Christopher J. Bergmann,
        Chairman & CEO                  President and CEO


                                Sellers:

                                SUMMIT INVESTORS III, L.P.

                                By: /s/ Tom Roberts
                                    (Title)

                                SUMMIT VENTURES IV, L.P.

                                By:      Summit Ventures IV, L.P.,
                                         its General Partner

                                By:      Stamps, Woodsum & Co. IV,
                                         its General Partner

                                By: /s/ Tom Roberts
                                    (Title)


                                IT CAPITAL PARTNERS, LLC



                                By: /s/ John N. Desrosier
                                      Manager


                                     /s/ John C. Nichols
                                    John C. Nichols, trustee of the
                                    John C. Nichols Trust u/a/d July 1, 1997


                                     /s/ Mary Pat Fralick
                                    Mary Pat Fralick, trustee of the
                                    Mary Pat Fralick Trust u/a/d June 16, 1997


                                     /s/ Christopher J. Bergmann
                                    Christopher J. Bergmann


                                     /s/ Thomas J. Niehaus
                                    Thomas J. Niehaus, trustee of the
                                    Thomas J. Niehaus Trust dated 6/5/97


                                     /s/ Teresa A. Niehaus
                                    Teresa A. Niehaus, trustee of the
                                    Teresa A. Niehaus Trust dated 6/5/97


                                    THOMAS J. NIEHAUS FAMILY
                                     LIMITED PARTNERSHIP

                                    By: /s/ Thomas J. Niehaus
                                        Thomas J. Niehaus, General Partner



                                        /s/  Michael Lippman
                                        Michael Lippman



                               SCHEDULE 4.2(b)

                           Authority; No Conflict



i.       None.

ii. The Buyer will have to make a filing in order to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

iii.     None.

iv.      None.